UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 26, 2007
Alleghany Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-9371	51-0283071

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7 Times Square Tower, 17th Floor, New York, New York	10036

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 752-1356
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On December 19, 2006, the Board of Directors of Alleghany Corporation (the “Company”) adopted the 2007 Long-Term Incentive Plan (the “2007 LTIP”), to be effective upon stockholder approval. At the Company’s 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting”) held on April 27, 2007, Alleghany stockholders approved the adoption of the 2007 LTIP by an affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the 2007 Annual Meeting. A copy of the 2007 LTIP is filed herewith as Exhibit 10.1.
     The 2007 LTIP permits the Company to provide incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, performance shares, performance units and phantom stock, as well as other types of incentive compensation. The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select participants in the 2007 LTIP from among employees of the Company and its subsidiaries. The term “employee,” as used in the 2007 LTIP, means any person, including any officer, employed by the Company or a subsidiary on a salaried basis. The term “subsidiary,” as used in the 2007 LTIP, means any corporation, partnership or limited liability company, a majority of the total combined voting power of whose stock or other equity interest is beneficially owned, directly or indirectly, by the Company. The 2007 LTIP provides for a maximum of 300,000 shares of common stock to be paid to participants under the 2007 LTIP and/or purchased pursuant to stock options granted under the 2007 LTIP, subject to antidilution and other adjustments in certain events specified in the 2007 LTIP. The Compensation Committee administers the 2007 LTIP, and it has authority to determine, within the limits of the 2007 LTIP, the individuals to whom awards will be granted, and the type and size of such awards, including any objectives or conditions for earning payment pursuant to such awards. Awards under the 2007 LTIP may include, but need not be limited to: cash and/or shares of common stock, stock appreciation rights, options to purchase shares of common stock, including options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and options not intended so to qualify.
     The Compensation Committee may also make any other type of award deemed by it to be consistent with the purposes of the 2007 LTIP. The Compensation Committee may, but is not required to, grant an award to any participant that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, or a “Qualifying Award.” To be considered a Qualifying Award, awards, other than stock options or a stock appreciation rights granted at Fair Market Value (as defined below), must be granted conditional upon the attainment of specific amounts of, or increases in, performance goals enumerated in the 2007 LTIP and established by the Compensation Committee in writing at the time the award is granted. “Fair Market Value” is defined in the 2007 LTIP generally as (i) the closing sales prices of the common stock on the relevant date as reported on the stock exchange or market on which the common stock is primarily traded, or (ii) if no sale is made on such date, then fair market value is the closing sales prices of the common stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the common stock is primarily traded.
     The Board, without the consent of any participant, may amend or terminate the 2007 LTIP at any time, provided, however, that no such action shall adversely affect any rights or obligations with respect to any awards previously made under the 2007 LTIP, and provided further, that no such amendment, without approval of the holders of a majority of the shares of common stock voted thereon in person or by proxy, shall: increase the number of shares of common stock subject to the 2007 LTIP, extend the period during which awards may be granted, increase the maximum term for which stock options may be issued under the 2007 LTIP, decrease the minimum price at which stock options may be issued under the 2007 LTIP, or materially modify the requirements for eligibility to participate in the 2007 LTIP.

Item 2.02 Results of Operations and Financial Condition
     On April 26, 2007, the Company issued a press release on the subject of its 2007 first quarter consolidated earnings. A copy of such release is furnished herewith as Exhibit 99.1. The information hereunder shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

10.1	Alleghany Corporation 2007 Long-Term Incentive Plan
99.1	2007 First Quarter Earnings Release, dated April 26, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHANY CORPORATION
Date: April 30, 2007	By:	/s/ Roger B. Gorham
		Name:	Roger B. Gorham
		Title:	Senior Vice President and chief financial officer

Index to Exhibits

Exhibit Number	Exhibit Description
10.1	Alleghany Corporation 2007 Long-Term Incentive Plan

99.1	2007 First Quarter Earnings Release, dated April 26, 2007

4